Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Tiptree Financial Inc.:
We consent to the incorporation by reference in the registration statement (No. 333-190515) on Form S-3, (No. 333-145410) on Form S-8 and (No. 333-192501) on Form S-8 of Tiptree Financial Inc. of our report dated March 18, 2014, with respect to the consolidated balance sheets of Tiptree Financial Inc. as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for the years in then ended, which report appears in the December 31, 2013 annual report on Form 10-K of Tiptree Financial Inc.

/s/ KPMG LLP
New York, New York
March 18, 2014